NEWS RELEASE	FOR IMMEDIATE RELEASE
CONTACT: T. Joe Crawford
(540) 342-1831

ROANOKE ELECTRIC STEEL CORPORATION

REPORTS RECORD SALES AND SECOND QUARTER RESULTS

          ROANOKE, Virginia, June 8, 2004 -- Roanoke Electric Steel Corporation (Nasdaq: RESC) today reported net earnings for the second quarter ended April 30, 2004, of $5,222,056, compared to a net loss of $1,476,247 in the second quarter last year. Basic earnings per share for the quarter were $.48 ($.47 diluted), compared to basic loss per share of $.13 ($.13 diluted) in the 2003 second quarter. Sales for the quarter were a record $118,949,522, up 54.3% from sales of $77,075,724 for the same period last year.

          For the six months ended April 30, 2004, the Company reported net earnings of $6,755,732, compared to a net loss of $3,606,119 for the same period last year. Basic earnings per share were $.62 ($.61 diluted), compared to basic loss per share of $.31 ($.31 diluted) last year. Sales for the six months of 2004 were $206,205,032, a 49.2% increase from sales of $138,205,678 for the same period last year.

          Donald G. Smith, Chairman and Chief Executive Officer, stated:

"We are very pleased to report that for the fifth consecutive quarter our earnings per share have improved. Revenues for the quarter were the highest of any quarter in the history of our Company. The increase in revenues was attributable to improved selling prices and shipments of most products. Although the cost of scrap, our principal raw material, increased, in most cases we were able to pass the increase along to our customers. Due to our increased revenues and increased capacity utilization, our gross earnings and earnings per share for the quarter were the highest since 1999.

"Many of the markets that the Company services appear to be improving. One area that has been slow in improving is the nonresidential construction segment; however, during the quarter we saw signs of strengthening in that sector and expect that trend to continue. Our mills continue to be busy, and in early May we decided to start-up our second furnace and caster at the Roanoke mill. This additional capacity should help us meet the increased demand we are experiencing."

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Consolidated Statements of Earnings (Loss)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2004	2003	2004	2003
Sales	$118,949,522	$77,075,724	$206,205,032	$138,205,678
Cost of sales	99,581,309	72,799,345	177,984,962	130,856,140
Gross earnings	19,368,213	4,276,379	28,220,070	7,349,538
Other operating expenses	10,668,055	6,740,496	16,970,264	12,987,938
Earnings (loss) before income taxes
and cumulative effect of change
in accounting principle	8,700,158	(2,464,117)	11,249,806	(5,638,400)
Income tax expense (benefit)	3,478,102	(987,870)	4,494,074	(2,260,691)
Earnings (loss) before cumulative
effect of change in accounting
principle	5,222,056	(1,476,247)	6,755,732	(3,377,709)
Cumulative effect of change
in accounting principle	- - -	- - -	- - -	(228,410)
Net earnings (loss)	$5,222,056	$(1,476,247)	$6,755,732	$(3,606,119)

Earnings (loss) per share of
common stock:

Earnings (loss) before cumulative
effect of change in accounting
principle:
Basic	$0.48	$(0.13)	$0.62	$(0.31)
Diluted	$0.47	$(0.13)	$0.61	$(0.31)

Cumulative effect of change in
accounting principle:
Basic	- - -	- - -	- - -	(0.02)
Diluted	- - -	- - -	- - -	(0.02)
Net earnings (loss) per share of
common stock:
Basic	$0.48	$(0.13)	$0.62	$(0.33)
Diluted	$0.47	$(0.13)	$0.61	$(0.33)

Cash dividends per share of
common stock	$0.10	$0.05	$0.15	$0.10

Weighted average number of
common shares outstanding:
Basic	10,938,880	10,942,813	10,935,813	10,942,813
Diluted	11,040,420	10,947,957	11,007,791	10,952,580

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          This release contains various forward-looking statements which represent the Company's expectations or beliefs concerning future events. In accordance with the safe harbor provisions of the securities laws regarding such statements, the Company notes that a variety of factors, including economic and industry conditions, availability and prices of utilities, supplies and raw materials, prices of steel products, foreign and domestic competition, trade policies affecting imports and exports, governmental regulations, interest rates, inflation, labor relations, environmental concerns and compliance issues and other matters, could cause actual results and experience to differ materially from those expressed in the forward-looking statements.

          Roanoke Electric Steel Corporation has steel manufacturing facilities in Roanoke, Virginia and Huntington, West Virginia, producing angles, rounds, flats, channels, beams, special sections and billets, which are sold to steel service centers, fabricators, original equipment manufacturers and other steel producers. Five subsidiaries are involved in various steel-related activities, consisting of scrap processing and bar joist, reinforcing bar and truck trailer beam fabrication.

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